Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS 2014 FOURTH QUARTER REVENUE OF $12.3 MILLION

Hamden, CT – March 5, 2015 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”) today reported operating results for the fourth quarter and full year period ended December 31, 2014, as summarized below:

Summary of 2014 Q4 and Full Year Results
(In millions, except per share and percentage data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net sales	$12.3	$12.5	$53.1	$60.1
Gross profit	$4.9	$5.0	$21.7	$25.1
Gross margin	39.9%	39.9%	40.9%	41.7%
Operating (loss) income	$(1.2)	$1.5	$(0.1)	$6.6
EBITDA(1)	$(0.8)	$1.8	$1.3	$8.3
Net (loss) income	$(0.7)	$1.1	$(0.1)	$4.9
Diluted (loss)earnings per share	$(0.08)	$0.13	$(0.01)	$0.57

Adjusted operating income(2)	$0.4	$0.9	$1.9	$6.2
Adjusted EBITDA(1)	$0.8	$1.3	$3.8	$8.4
Adjusted net income(2)	$0.4	$0.7	$1.3	$4.7
Adjusted diluted earnings per share(2)	$0.05	$0.08	$0.15	$0.54

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.  Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and adjusted for share-based compensation and the impact of certain legal fees, employee termination expenses and accrued contingent consideration as described later in this release.  A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

(2)	Reconciliations of GAAP financial measures to corresponding non-GAAP financial measures can be found attached to this release.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “Fourth quarter results reflect the continued weakness in overall replacement unit sales for the casino and gaming industry on a global basis.  However, TransAct’s business transformation towards new, higher-value products that address large and significantly untapped market opportunities is complete and our focus in fiscal 2015 is on sales execution.  Reflecting this focus, we recently strengthened our sales and marketing efforts with the appointment of Andrew Newmark as EVP of Global Sales & Marketing, with direct oversight of the Company’s sales and marketing efforts across all of our products and services.  Andrew’s appointment adds to our already considerable pool of talent and more favorably positions TransAct in 2015 to leverage our powerful brand and product lineup to accelerate our growth across multiple industries worldwide.

“To address the ongoing challenges of the domestic casino market and the related impact to our operating results, late in fiscal 2014 we effected a significant reduction in our overall cost structure, achieving our goal of removing approximately $1 million of expenses on an annualized basis.  Importantly, we believe this cost reduction action does not impair the Company’s ability to maintain and even grow our strong worldwide market share of printer sales for the casino and gaming industry and we also remain committed to continue investing in the rollout of our newest products which offer high growth opportunities for TransAct.

“Our Ithaca® line of food safety terminals remains an attractive high-growth opportunity for TransAct as we recently secured new business with a number of well-known global restaurant and food service operators.  We expect these new customer wins and the ongoing acceptance of our Ithaca 9700 terminal to accelerate market adoption of this product line this year leading to revenue growth in 2015.

“Our Epicentral® promotional and bonusing print system continues to gain awareness among global casino operators as performance data from casinos where it is now enabled clearly demonstrates the strong returns operators can generate from installing the system.  Accordingly, we expect sales of Epicentral to increase year over year reflecting new domestic and international installations that are expected to come on line over the course of 2015.

“Despite the significant decline in oil prices and the resulting slowdown in oil and gas drilling, the continued success of our Printrex® 980 office printer is expected to drive higher profit contributions in 2015 from our Printrex product line, particularly as we benefit from growth in our recurring, high margin Printrex-related consumables business.  Finally, later in 2015, we expect to generate initial contributions from our Responder MP2 all-in-one mobile printing solution as we enter the large machine-to-machine (M2M) vertical market.  Customer reactions to the Responder MP2, our first printer for the M2M market, have been very encouraging.”

Mr. Shuldman concluded, “TransAct has completed a significant re-positioning that leveraged our core competencies and resulted in the development of new products that address diversified high-growth market opportunities.  We entered 2015 firmly committed to sales execution and expect that the value proposition of our newest products will drive new market penetration throughout this year, which in turn will benefit our financial performance.  We are excited about our 2015 prospects and look forward to benefiting from the hard work undertaken across the organization over the last few years which has established a foundation for sustainable, long-term profitable growth.”

Balance Sheet and Capital Return Review
As of December 31, 2014, TransAct had approximately $3.1 million of cash and cash equivalents and no debt.  During the 2014 fourth quarter, the Company returned approximately $2.5 million of capital to shareholders through a dividend of $0.08 per share and the repurchase of approximately 326,000 shares of its common stock at an average price of approximately $5.55 per share.  After giving effect to the repurchase of approximately 435,000 shares in fiscal 2014, the Company has approximately $4.9 million remaining under its current share repurchase authorization.  In fiscal 2014, the Company returned approximately $5.2 million of capital to shareholders.

Steve DeMartino, President and Chief Financial Officer of TransAct, commented, “We believe our 2015 operating results will reflect our initiatives to diversify our revenue sources while increasing margins through growing sales of our value-add products that address largely untapped market opportunities.  With a lower overall cost structure heading into 2015 and our expectation that investment in product development will decline on a year over year basis, we have the financial flexibility to support our new product and new market commercialization efforts while simultaneously continuing our strong return of capital initiatives.”

Summary of 2014 Fourth Quarter Operating Results
TransAct generated 2014 fourth quarter net sales of $12.3 million compared with net sales of $12.5 million in the 2013 fourth quarter.  Casino and gaming revenue in the 2014 fourth quarter of $5.0 million was in line with the 2014 third quarter and compares to $5.7 million in the 2013 fourth quarter, reflecting lower sales of casino printers to original equipment manufacturers and lower domestic Epicentral revenue.  The 2013 fourth quarter also benefited from a large slot machine replacement undertaken by a multinational casino operator.  Food safety, point-of-sale (POS) and banking revenue of $2.2 million was essentially flat on a year over year basis.  Sales of the Ithaca® 9700 food safety terminal more than doubled over the prior-year period to $0.8 million while revenue from point-of-sale printers declined $0.3 million to $1.2 million as lower sales of legacy POS thermal printers were partially offset by the benefit from the continued rollout of printers for a new checkout application at McDonalds.  Lottery printer sales for the 2014 fourth increased $0.1 million to $1.6 million.  Printrex® revenues were $0.9 million in the 2014 fourth quarter, essentially flat with the prior-year period.  The Company’s TransAct Services Group recorded net sales of $2.6 million as 19% year-over-year growth included a $0.1 million increase in Printrex-related consumables as well as a $0.4 million increase in spare parts and service revenue.

Gross margin of 39.9% in the fourth quarter of 2014 is consistent with the prior-year gross margin and gross profit was $4.9 million compared to $5.0 million in the year-ago quarter.

Total operating expenses for the 2014 fourth quarter were $6.1 million compared to $3.5 million in the year-ago quarter.  Excluding lawsuit legal fees, adjustments to the accrual for contingent consideration and employee termination expenses in both periods, operating expenses for the fourth quarter increased only $0.3 million to $4.5 million.  Engineering, design and product development expenses declined by $0.1 million to $0.9 million due to staff reductions resulting from the Company’s actions initiated in the fourth quarter 2014.  Selling and marketing expenses increased $0.2 million to $1.9 million, primarily due to a shift in timing of the Global Gaming Expo which took place in the fourth quarter of 2014 compared to the third quarter of 2013.  General and administrative expenses were $2.0 million, a year-over-year increase of $1.2 million primarily due to (i) a $0.7 million reduction in the accrued contingent consideration liability related to the Printrex acquisition recorded in the fourth quarter 2013; (ii) $0.2 million of employee termination expenses incurred from previously announced cost reductions undertaken in the 2014 fourth quarter; and, (iii) $0.3 million of higher incentive compensation expenses. TransAct also incurred $1.4 million of legal fees related to the Avery Dennison lawsuit compared to $0.1 million in the year-ago quarter.

The Company recorded an operating loss of $1.2 million for the 2014 fourth quarter compared to operating income of $1.5 million in the 2013 fourth quarter.  Excluding the impact from the employee termination expenses, legal fees related to the Avery Dennison lawsuit and an adjustment to accrued contingent consideration, TransAct generated adjusted operating income of $0.4 million, or 3.6% of net sales, in the fourth quarter of 2014 compared with adjusted operating income of $0.9 million, or 7.0% of net sales, in the year-ago period.  Net loss in the 2014 fourth quarter was $0.7 million, or $0.08 per diluted share, compared to net income of $1.1 million, or $0.13 per diluted share, in the prior-year period.  Adjusted net income was $0.4 million, or $0.05 per diluted share, compared to $0.7 million, or $0.08 per diluted share, in the 2013 fourth quarter.

2014 Fourth Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, March 5, 2015, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public.  The conference call number is 678-825-8259 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”).  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct has provided adjusted non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations.  The adjusted non-GAAP measures exclude the effect in the applicable periods presented of non-GAAP adjustments contained in the tables included with this release.  These items have been excluded from adjusted non-GAAP financial measures as management does not believe that they are representative of underlying trends in the Company's performance.  Their exclusion provides investors and others with additional information to more readily assess the Company's operating results.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Adjusted operating income is defined as operating income adjusted for the impact of legal fees related to the lawsuit with Avery Dennison Corporation, employee termination expenses and adjustments to accrued contingent consideration from the Printrex acquisition.

Adjusted net income is defined as net income adjusted for the tax-effected impact of legal fees related to the lawsuit with Avery Dennison Corporation, employee termination expenses and adjustments to accrued contingent consideration from the Printrex acquisition.

Adjusted diluted earnings per share is defined as adjusted net income divided by diluted shares outstanding.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries.  These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the Ithaca®, RESPONDER, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers and terminals through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.7 million printers and terminals installed around the world.  TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of products.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our new line of food safety and oil and gas products will drive increased adoption by customers; the outcome of the lawsuit between TransAct and Avery Dennison Corporation; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.
# # #

Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$12,296	$12,528	$53,108	$60,141
Cost of sales	7,385	7,527	31,397	35,049
Gross profit	4,911	5,001	21,711	25,092

Operating expenses:
Engineering, design and product development	868	1,017	4,302	4,065
Selling and marketing	1,851	1,644	7,920	7,346
General and administrative	1,967	769	7,756	6,588
Legal fees associated with lawsuit	1,405	78	1,880	476
	6,091	3,508	21,858	18,475
Operating income (loss)	(1,180)	1,493	(147)	6,617

Interest and other income (expense):
Interest, net	(11)	(14)	(49)	(23)
Other, net	(22)	(74)	(33)	(63)
	(33)	(88)	(82)	(86)

Income (loss) before income taxes	(1,213)	1,405	(229)	6,531
Income tax provision (benefit)	(536)	296	(171)	1,596
Net income (loss)	$(677)	$1,109	(58)	$4,935

Net income (loss) per common share:
Basic	$(0.08)	$0.13	$(0.01)	$0.57
Diluted	$(0.08)	$0.13	$(0.01)	$0.57

Shares used in per share calculation:
Basic	8,146	8,331	8,307	8,589
Diluted	8,146	8,558	8,307	8,703

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Food safety, banking and POS	$2,164	$2,189	$9,308	$11,296
Casino and gaming	5,003	5,727	22,731	27,300
Lottery	1,618	1,561	4,761	4,450
Printrex	897	849	3,910	4,335
TransAct Services Group	2,614	2,202	12,398	12,760
Total net sales	$12,296	$12,528	$53,108	$60,141

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
(In thousands)	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$3,131	$2,936
Accounts receivable, net	9,094	13,234
Inventories	11,806	13,509
Deferred tax assets	1,806	1,655
Other current assets	898	887
Total current assets	26,735	32,221

Fixed assets, net	2,438	2,732
Goodwill	2,621	2,621
Deferred tax assets	1,068	920
Intangible assets, net	1,341	1,856
Other assets	26	58
	7,494	8,187
Total assets	$34,229	$40,408

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$2,365	$4,749
Accrued liabilities	3,320	2,215
Income taxes payable	13	26
Accrued contingent consideration	-	60
Deferred revenue	313	300
Total current liabilities	6,011	7,350

Deferred revenue, net of current portion	64	103
Deferred rent, net of current portion	172	244
Other liabilities	225	190
	461	537
Total liabilities	6,472	7,887

Shareholders’ equity:
Common stock	111	111
Additional paid-in capital	28,167	27,674
Retained earnings	24,712	27,326
Accumulated other comprehensive loss, net of tax	(72)	(63)
Treasury stock, at cost	(25,161)	(22,527)
Total shareholders’ equity	27,757	32,521
Total liabilities and shareholders’ equity	$34,229	$40,408

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three months ended December 31, 2014
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$6,091	$(1,624)	$4,467
% of net sales	49.5%		36.3%

Operating income (loss)	(1,180)	1,624	444
% of net sales	(9.6%)		3.6%

Income (loss) before income taxes	(1,213)	1,624	411
Income tax provision (benefit)	(536)	568	32
Net income (loss)	(677)	1,056	379
Diluted net income (loss) per share	$(0.08)	$0.13	$0.05

(1)
Adjustment includes (i) $219 of expenses primarily for severance for employee terminations related to fourth quarter cost reduction initiatives and (ii) $1,405 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 35.0%.

	Three months ended December 31, 2013
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$3,508	$622	$4,130
% of net sales	28.0%		33.0%

Operating income	1,493	(622)	871
% of net sales	11.9%		7.0%

Income before income taxes	1,405	(622)	783
Income tax provision	296	(218)	78
Net income	1,109	(404)	705
Diluted net income per share	$0.13	$(0.05)	$0.08

(2)
Adjustment includes (i) $700 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $78 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 35.0%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Year ended December 31, 2014
	Reported	Adjustments(3)	Adjusted Non-GAAP
Operating expenses	$21,858	$(2,039)	$19,819
% of net sales	41.2%		37.3%

Operating income (loss)	(147)	2,039	1,892
% of net sales	(0.3%)		3.6%

Income (loss) before income taxes	(229)	2,039	1,810
Income tax provision (benefit)	(171)	714	543
Net income (loss)	(58)	1,325	1,267
Diluted net income (loss) per share	$(0.01)	$0.16	$0.15

(3)
Adjustment includes (i) $60 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition, (ii) $219 of expenses primarily for severance for employee terminations related to fourth quarter cost reduction initiatives and (iii) $1,880 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 35.0%.

	Year ended December 31, 2013
	Reported	Adjustments (4)	Adjusted Non-GAAP
Operating expenses	$18,475	$424	$18,899
% of net sales	30.7%		31.4%

Operating income	6,617	(424)	6,193
% of net sales	11.0%		10.3%

Income before income taxes	6,531	(424)	6,107
Income tax provision	1,596	(148)	1,448
Net income	4,935	(276)	4,659
Diluted net income per share	$0.57	$(0.03)	$0.54

(4)
Adjustment includes (i) $900 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $476 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 35.0%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Year Ended
(In thousands)	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss)	$(677)	$1,109	$(58)	$4,935

Interest (income) expense, net	11	14	49	23
Income tax provision (benefit)	(536)	296	(171)	1,596
Depreciation and amortization	361	427	1,445	1,741

EBITDA	(841)	1,846	1,265	8,295

Share-based compensation expense	64	124	506	521
Legal fees associated with lawsuit	1,405	78	1,880	476
Employee termination expense	219	-	219	-
Adjustment to accrued contingent consideration	-	(700)	(60)	(900)

Adjusted EBITDA	$847	$1,348	$3,810	$8,392